Exhibit 23.4

CONSENT OF QUALIFIED PERSON

The undersigned, Eric Larochelle, hereby states as follows:

I, Eric Larochelle, assisted with the preparation of the “NI 43-101 Technical Report Feasibility Study Elk Creek Niobium Project Nebraska” with an effective date of June 30, 2017 (the “Technical Report”), portions of which are extracted or summarized (the “Summary Material”) in this Annual Report on Form 10-K.

I hereby consent to the reference to the Technical Report, the Summary Material and the reference to my name and and SMH Process Innovation in the Form 10-K concerning the Technical Report.

Date: August 29, 2017	By:	/s/ Eric Larochelle

Name: Eric Larochelle, B. Eng. Title: President, SMH Process Innovation